Exhibit (r)(2)

FS CREDIT INCOME ADVISOR, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

September, 2017

INTRODUCTION

Ethics are important to FS Credit Income Advisor, LLC (the “Adviser”, “our”, “us”, or “we”) and to its management. Adviser is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, principals and employees of Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with Adviser’s Chief Compliance Officer or any member of Adviser’s management, or follow the procedures outlined in applicable sections of this Code.

Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Adviser acts as the investment adviser to FS Credit Income Fund (the “Fund”), a non-diversified, closed-end management investment company (“closed-end fund”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and operating as an interval fund. Adviser may, subject to any limitations described in the investment advisory and administrative services agreement between Adviser and the Fund, advise other closed-end funds or investment companies, business development companies, private investment funds, institutional investors or other persons or entities (collectively with the Fund, “Clients”).

This Code has been adopted by Adviser and approved by the Board of Trustees of the Fund in accordance with Rule 17j-l(c) under the 1940 Act, Rule 204A-1 under the Advisers Act, and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-l of the 1940 Act generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by closed-end funds if effected by access persons of such companies. Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws.

PURPOSE OF THIS CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of a position of trust and responsibility;

•	maintain the confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of Adviser that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any Client of Adviser:

•	employ any device, scheme or artifice to defraud us or such Client;

•	make any untrue statement of a material fact or omit to state to us a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us or any Client; or

•	engage in any manipulative practices with respect to our business activities.

All officers, principals and employees of Adviser, as a condition of employment or continued employment or affiliation with Adviser, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that this Code contains our expectations regarding their conduct.

PRINCIPLES OF BUSINESS CONDUCT

All officers, principals and employees of Adviser will be subject to the following guidelines covering business conduct, except as noted below:

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests, our interests and the interests of our Clients. A conflict exists when your personal interests in any way interfere with our interests or the interests of our Clients, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•	you cause us or any of our Clients to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•	you use any non-public information about us or any of our Clients for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

Corporate Opportunities

Each of us has a duty to advance the legitimate interests of Adviser and our Clients when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or any of our Clients, or through the use of either’s property or information;

•	use our or any of our Clients’ property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or any of our Clients.

Confidentiality

You must not disclose confidential information regarding us, any of our Clients, or either of our or their affiliates, lenders or other business partners, unless such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Adviser, our Clients, or any of our or their affiliates, lenders or other business partners. This obligation will continue until the information becomes publicly available, even after you leave Adviser.

Notwithstanding the foregoing, nothing set forth in this Confidentiality section is intended to prohibit any employee from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the U.S. Department of Justice, the SEC, the Equal Employment Opportunity Commission, the U.S. Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 12F-17 promulgated under the Exchange Act (as defined below). Employees are entitled to make reports and disclosure or otherwise take action pursuant to this paragraph without prior authorization from or subsequent notification to Adviser and may do so with the express understanding that Adviser shall not engage in or tolerate retaliation of any kind. Employees are entitled to make reports and disclosures or otherwise take action pursuant to this paragraph without fear of retaliation of any kind by Adviser.

Fair Dealing

You must endeavor to deal fairly with our Clients and business partners, and any other companies or individuals with whom we or our Clients do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Assets

Our assets and those of our Clients are to be used only for legitimate business purposes. You should protect our assets and those of our Clients and ensure that they are used efficiently.

Incidental personal use of telephones, cell phones, fax machines, copy machines, digital scanners, personal computers or tablets and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules, Regulations and Agreements

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future, and may adopt new policies and procedures from time to time. You are also expected to observe the terms of the Franklin Square Holdings, L.P. Code of Business Conduct and Ethics and any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity; Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Gifts

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

No officers, principals or employees of Adviser shall accept a gift or other thing of more than de minimis value ($100 or less) from any person or entity that does business with, or is soliciting business from, Adviser or its Clients. Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer. Such persons may accept gifts in the form of customary business entertainment (meals, tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment. Gifts to the firm as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $100 limitation, but such gifts must be approved by the Chief Compliance Officer.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $100 or less). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts. Every person subject to this Code must avoid gifts or entertainment that would compromise Adviser’s or its Clients’ standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately.

All gifts (whether given or received) shall be reflected in the gift log using the online compliance portal on FS Inside and must contain a basic description of the gift, a good faith estimate of the value of the gift, and a description of its disposition (i.e., accepted, rejected, returned to sender, etc.).

Solicitation of gifts is strictly prohibited.

The direct or indirect giving of, offering to give or promising to give, money or anything of value to a foreign official, a foreign political party or party official, or any candidate for foreign political office in order to corruptly obtain or retain a business benefit, is generally prohibited and is subject to additional requirements and limitations. If you intend to give, offer or promise such a gift, you must inform the Chief Compliance Officer immediately.

Accuracy of Adviser Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This requirement includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply, or have any questions regarding the possible applicability of this exception, please contact our Chief Compliance Officer.

Outside Employment

Without the written consent of the Chief Executive Officer of Adviser, no officer, principal or employee of Adviser is permitted to:

•	be engaged in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•	have a significant (more than 5% equity) interest in any other financial services business including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer.

Service as a Director

No officer, principal or employee of Adviser shall serve as a director (or member of a similar governing body) or officer of any organization, other than a charitable organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the Board of such an organization must include the name of the entity and its business, the names of the other Board members, and a general reason for the request. The Chief Compliance Officer shall consult with the Chief Executive Officer in connection with such request. Such requests must be submitted through the online compliance portal on FS Inside.

Political Contributions

Persons associated with Adviser or any of its affiliated organizations, including the Fund, may, subject to Franklin Square Holdings’ Political Contributions and Pay-to-Play Political Activity Policy, contribute cash, gifts or anything of value to: (i) political action committees; (ii) political parties; or (iii) elected officials or candidates. However, any such contribution must be pre-approved by the Chief Executive Officer or Chief Compliance Officer, or their designee. Persons associated with the Adviser or the Fund will be required to disclose any political contributions made no less frequently than annually. In addition, designated persons may not solicit from others, or coordinate, contributions to elected officials or candidates or payments to political parties without pre-approval by the Chief Executive Officer or Chief Compliance Officer, or their designee.

Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about Adviser. Any requests from the media must be referred to our Chief Executive Officer, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes: business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Officers, principals and employees of Adviser who have access to our intellectual property information and that of our Clients are obligated to safeguard it from unauthorized access and:

•	not disclose this information to persons outside of Adviser;

•	not use this information for personal benefit or the benefit of persons outside of Adviser; and

•	not share this information with other officers, principals and employees of Adviser except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are permitted to post information on public forums, such as blogs or social networking sites (e.g., LinkedIn®) outside of work, but you should consider how the use of social media can reflect upon us. LinkedIn® postings should be limited to your title and general role within the Adviser. You may not, however, indicate that you work for us in a public forum if other information posted on that site could cause harm to our reputation. Moreover, information about us (or any interaction with another person) that is posted in a public forum might be construed by the SEC or its staff as an advertisement that is subject to strict regulations. Consequently, you are prohibited from posting information about us or your specific activities within the Adviser (other than your title and general role within the Adviser) in any public forum without the explicit pre-approval of the management team and the Chief Compliance Officer (or his or her designee). You must also consult with the management team and the Chief Compliance Officer (or his or her designee) prior to posting any information in any public forum, where you could be viewed as acting in your capacity as an associated person of the Adviser. You are prohibited from sharing proprietary information about our operations or investment decisions, or posting any non-public information, in any public forum. You are required to comply, at all relevant times, with the Acceptable Use Policy adopted by Franklin Square Capital Partners and applicable to the Adviser.

Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of this Code by Adviser’s officers, principals and employees, and you are expected to report any violation promptly. Normally, reports should be made to your immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and the governing body of any affected Client, as the circumstance dictates. You will also be expected to cooperate in any investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer, principal or employee of Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to our Chief Compliance Officer. All reported concerns relating to or affecting a Client shall be promptly forwarded to the applicable governing body of such Client by our Chief Compliance Officer and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to any Clients will be reported on a quarterly basis by our Chief Compliance Officer.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. While anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or principals who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, principal or employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about Adviser’s conduct, the conduct of an officer, principal or employee of Adviser, or about Adviser’s accounting, internal accounting controls or auditing matters, you may contact Adviser at the address set forth below:

ADDRESS:	FS Credit Income Advisor, LLC
201 Rouse Boulevard
Philadelphia, PA 19112

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Chief Compliance Officer only.”

CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).

Scope of this Code of Ethics

In order to prevent Adviser’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, Adviser has adopted this Code of Ethics which has been approved by the Board of Trustees of the Fund.

Definitions

Access Person. “Access Person” means all officers, principals and employees of Adviser and any of Adviser’s Supervised Persons (as defined below) who have access to non-public information regarding any Client’s purchase or sale of a Covered Security (as defined below), or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) under the Exchange Act provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. “Blackout Period” shall mean that timeframe in which Adviser or an Access Person is not permitted to purchase or sell the securities of the Fund. The Blackout Period is in effect at all times of any calendar year, except during the Window Period (as defined below). Notwithstanding this prohibition, an Access Person may purchase securities of the Fund during a Blackout Period, if such transactions are made pursuant to a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (“Approved 10b5-1 Plan”) as that term is defined in the Statement on the Prohibition of Insider Trading, attached as Appendix F.

Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Outside Trustee. “Outside Trustee” means any trustee of the Fund, other than Michael C. Forman or Steven Shapiro.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which Adviser or its Access Persons may not trade due to some restriction under the securities laws whereby Adviser or its Access Persons may be deemed to possess material non-public information about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, principal, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser.

Window Period. “Window Period” shall mean that timeframe in which an Access Person is permitted to purchase or sell securities of the Fund. Typically, the Window Period begins at the opening of trading on the second business day following the date on which the Fund publicly releases quarterly or annual financial results designated by our Chief Compliance Officer or Chief Financial Officer, working together with the Adviser’s legal department, to be sufficient to open the window period and extends for thirty (30) calendar days thereafter, provided, however, that the window period in the first quarter of any fiscal year will end not later than the fifteenth (15th) calendar day prior to the end of the first quarter. As a result, it is possible that the Window Period in the first fiscal quarter may, at times, be shorter than thirty (30) calendar days or not open at all. Should the end of the “window period” fall on a weekend, such window will be extended through the close of business on the following business day.

Standards of Conduct

1. No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of Adviser or its Clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with Adviser, or any of its affiliates or Clients, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to Adviser and its Clients.

2. Any Access Person recommending or authorizing the purchase or sale of a Covered Security by any Client of Adviser shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3. No Access Person shall dispense any information concerning securities holdings or securities transactions of any of Adviser’s Clients to anyone outside Adviser without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between Adviser and its Clients; or

•	in the ordinary course of his or her duties on behalf of Adviser.

4. Adviser owes its Clients a duty of undivided loyalty. As an investment adviser, Adviser has a fiduciary responsibility to its Clients. Clients’ interests must always be placed first. Thus, Adviser personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a Client or otherwise takes unfair advantage of a Client relationship. All personal securities transactions should be conducted consistent with this Code of Ethics and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within Adviser. All Adviser personnel must adhere to these fundamental principles, as well as comply with the specific provisions set forth herein.

Prohibited Transactions

1. General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Client of Adviser, or is held in the portfolio of a Client of Adviser, unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

•	An Access Person who becomes aware that any Client of Adviser is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•	Once an Access Person becomes aware that any Client of Adviser is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

2. Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of Adviser’s Clients are detailed in the Portfolio Report that will be updated and distributed daily to all Access Persons. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by any of Adviser’s Clients in the Pipeline Report. Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

3. Initial Public Offerings and Limited Offerings. Access Persons of Adviser must obtain approval from our Chief Compliance Officer before, directly or indirectly, acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4. Securities Under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that any of Adviser’s Clients own or are considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

5. Trading in the Fund’s Securities. No Access Person may purchase or sell (tender) the securities during a Blackout Period, unless the purchase or sale is made pursuant to an Approved 10b5-1 Plan as that term is defined in the Statement on the Prohibition of Insider Trader (see Appendix G). All other purchases and sales of the securities can only occur during an open Window Period. All purchases and sales of the securities during an open Window Period must be pre-cleared by the Chief Compliance Officer, using the online compliance portal on FS Inside.

6. Adviser Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in Adviser’s subsequent consideration of an investment in the issuer on behalf of any Client, and Adviser’s decision or recommendation to purchase such securities on behalf of any Client must be independently reviewed by Access Persons with no personal interest in that issuer.

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.

Any sub-advisers to Adviser, or affiliated investment advisers, will be directed to advise Adviser when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing on the Pipeline and Portfolio Reports (as discussed above). This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically make available the revised list to Access Persons. Sub-advisers, or affiliated investment advisers, will also be required to notify Adviser’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with Adviser for possible inclusion in the portfolio of any of Adviser’s Clients.

The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of Adviser absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist Adviser in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•	those transactions effected pursuant to an Automatic Investment Plan.

Reporting Requirements

Adviser shall appoint a Chief Compliance Officer who shall furnish each officer, principal and employee with a copy of this Code of Ethics along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with Adviser and annually thereafter.

Each officer, principal and employee is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with Adviser, that he or she has received, read and understands all aspects of this Code and recognizes that he or she is subject to the provisions and principles detailed herein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Access Persons of the Adviser must obtain approval from our Chief Compliance Officer prior to entering into a transaction in the Fund’s securities, unless such purchase or sale is made pursuant to an Approved 10b5-1 Plan, as that term is defined in the Statement on the Prohibition of Insider Trading (attached as Appendix F, hereto), in a Limited Offering or an Initial Public Offering. Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is also required of Access Persons. Pre-clearance responses should be submitted using the Adviser’s online compliance portal that can be accessed via FS Inside, the intranet website provided and maintained by the sponsor, Franklin Square Capital Partners. The pre-clearance request shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. In determining whether to approve the transaction, the Chief Compliance Officer will consider whether the opportunity to purchase or sell such securities should be first offered to eligible Clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser. The Chief Compliance Officer will document approval or disapproval of each such request.

Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

An example of the type of information that is required to be included on Initial Holdings Reports is provided in Appendix C.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, confirm to our Chief Compliance Officer or other designated person all of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, during the calendar quarter most recently ending. The Access Person must confirm quarterly the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the Access Person confirms such transaction.

With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the information is submitted.

An example of the type of information required to be confirmed on a quarterly basis is provided in Appendix D.

Annual Holdings Reports

Each Access Person must confirm to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the confirmation is submitted. The Annual Holdings Report must be confirmed at least once every 12 months, on a date to be designated by Adviser. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person confirms submits the report.

An example of the type of information required to be confirmed annually is provided in Appendix E.

Annual Certification of Compliance

All Access Persons must annually certify, through a written acknowledgment, to the Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) they have reported all transactions and holdings that they are required to report under this Code of Ethics.

The Annual Certification of Compliance is submitted using the Adviser’s online compliance portal, accessible via FS Inside.

ADMINISTRATION OF THIS CODE

Our Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to our Chief Executive Officer and the applicable governing bodies of our Clients.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code. Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required under the Advisers Act.

No less frequently than annually, our Chief Compliance Officer must furnish to our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, and our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, must consider, a written report that describes any issues arising under this Code or its procedures since the last report, including, but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that Adviser has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of this Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All of the officers, principals and employees of Adviser are subject to this Code.

Insofar as other policies or procedures of Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

RECORDS

Adviser shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

1. A copy of this Code and any other code of ethics of Adviser that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3. A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4. A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5. A copy of each report made to our Chief Executive Officer and the applicable governing bodies of our Clients shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6. A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time with the approval of the Adviser. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code, and that you agree to comply with the provisions thereof.

APPENDIX A

FS Credit Income Advisor, LLC (the “Adviser”)

Acknowledgment Regarding

Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Adviser’s Code of Business Conduct and Ethics (the “Code”), read it, and understand that the Code contains the expectations of the Adviser regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Adviser’s Code of Business Conduct and Ethics.

APPENDIX B

FS Credit Income Advisor, LLC (the “Adviser”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Name of Broker Executing Transaction:

Issuer/Security Name:

Terms of Transaction (purchase or sale, price, quantity, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity?

Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

APPENDIX C

FS Credit Income Advisor, LLC (the “Adviser”)

INITIAL HOLDINGS REPORT

As of

To:	Chief Compliance Officer

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.
2.
3.

Date:	Signature:

Print Name:

APPENDIX D

FS Credit Income Advisor, LLC (the “Adviser”)

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended:

To:	Chief Compliance Officer

A. Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B. New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C. Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

APPENDIX E

FS Credit Income Advisor, LLC (the “Adviser”)

ANNUAL HOLDINGS REPORT

As of December 31, 20

To:	Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 204A-1 under the Investment Advisers Act of 1940:

A. Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

B. Brokerage Accounts. As of December 31, 20__, I or a Beneficial Owner maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank Date Account was Established *

1.
2.
3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Print Name:

*	Note: If account was established before 20__, you can state that it was established before 20__.

APPENDIX B

PROXY VOTING POLICIES AND PROCEDURES

FS CREDIT INCOME FUND

PROXY VOTING POLICIES AND PROCEDURES

FS Credit Income Fund (the “Fund”) has delegated its proxy voting responsibility to its investment adviser, FS Credit Income Advisor, LLC (the “Adviser”). The Proxy Voting Policies and Procedures of the Adviser are set forth below. (The guidelines are reviewed periodically by the Adviser and the Fund’s non-interested trustees, and, accordingly, are subject to change.)

Introduction

As an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients.

These policies and procedures for voting proxies for the investment advisory clients of the Adviser are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser has delegated proxy voting authority for its investments to the Sub-Adviser. Accordingly, the Sub-Adviser reviews any pending proxy vote decisions seeking to ensure that all votes cast for the Fund are in the best interests of the Fund and its shareholders. Vote decisions are made after the Sub-Adviser considers recommendations made by its proxy voting service, as applicable, and after considering how best to cast the vote such that its clients best interests are served.

It is possible that the best interests of different clients of the Sub-Adviser, including the Fund, may not always be aligned.

The proxy voting decisions of the Adviser are made by the Sub-Adviser. To ensure that its vote is not the product of a conflict of interest, the Sub-Adviser requires that: (i) anyone involved in the decision-making process disclose to the Sub-Adviser’s Chief Compliance Officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) absent prior approval from the Sub-Adviser’s Senior Management, employees involved in the decision-making process or vote administration are prohibited from revealing how the Sub-Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.

Proxy Voting Records

Information regarding how the Sub-Adviser voted proxies with respect to the Fund’s portfolio securities during the most recent 12-month period ending June 30 will be available without charge by making a written request to the Adviser’s Chief Compliance Officer, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 or by calling the Fund collect at (215) 495-1150, or on the SEC’s website at http://www.sec.gov.

B-1

APPENDIX C

BOOKS AND RECORDS

Books and Records to be Maintained by a Registered Investment Adviser

1.	The following books and records must be maintained and preserved in an easily accessible place for six years from the end of the fiscal year during which the last entry was made on such record in an appropriate office of the investment adviser:

a.	accounting records:

i.	journals, including cash receipts and disbursements records and any other, records of original entry forming the basis of entries in any ledger;

ii.	general and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts;

iii.	all check books, bank statements, canceled checks and cash reconciliations of the investment adviser;

iv.	all paid or unpaid bills or statements (or copies thereof) relating to the investment adviser’s business; and

v.	all trial balances, financial statements and internal audit working papers relating to the investment adviser’s business.

b.	records relating to transactions for clients:

i.	a memorandum of each order containing:

(1)	the terms and conditions of the order given by the investment adviser for the purchase or sale of any security;

(2)	any instruction received by the investment adviser from the client concerning the purchase, sale, receipt or delivery of a particular security;

(3)	any modification or cancellation of any such order or instruction;

(4)	the names of persons connected with the investment adviser who recommended the transaction to the client and the person who placed the order;

(5)	the account for which the order has been entered;

(6)	the date of the entry;

(7)	the bank, broker or dealer by or whom the order was executed; and

(8)	whether the order was entered pursuant to the exercise of the investment adviser’s discretionary power.

ii.	if the investment adviser has custody or possession of securities or funds of any client, the investment adviser must also maintain the following records:

(1)	a journal or other record showing all purchases, sales, receipts and deliveries of securities (including certificate numbers) for such accounts and all other debits and credits to such accounts;

(2)	a separate ledger account for each such client showing all purchases, sales, receipts and deliveries of securities, the date and price of each such purchase and sale, and all debits and credits;

(3)	copies of all confirmations of all transactions effected by or for the account of any such client; and

(4)	a record of each security in which any such client has a position, which record shall show the name of each such client having any interest in such security, the amount or interest of each such client, and the location of each such security.

iii.	an investment adviser who renders any investment supervisory or management service to any client shall with respect to the portfolio being supervised or managed and to the extent that the information is reasonably available to or obtainable by the investment adviser, make and keep true, accurate and current:

(1)	records showing separately for each such client the securities purchased and sold, and the date, amount and price of each such purchase and sale; and

(2)	for each security in which any such client has a current position, information from which the investment adviser can promptly furnish the name of each client, and the current amount or interest of such client.

iv.	originals of all written communications received and copies of all written communications sent by the investment adviser relating to:

(1)	any recommendation made or proposed to be made and any advice given or proposed to be given;

(2)	any receipt, disbursement or delivery of funds or securities or the placing or execution of any order to purchase or sell any security:

(a)	except that the following written communications do not have to be kept:

(i)	any unsolicited market letters and other similar communications of general public distribution not prepared by or for the investment adviser; or

(ii)	a record of the names and addresses of the persons to whom any notice, circular or other advertisement offering any report, analysis, publication or other investment advisory services was sent, if such written communication was sent to more than 10 persons, except that if such written communication is distributed to persons named on any list, a copy of such written communication should be kept with a memo describing the list and its source.

c.	arrangements with clients and correspondence:

i.	a list or other record of all accounts in which the investment adviser is vested with any discretionary power with respect to the funds, securities or transactions of any client;

ii.	all powers of attorney and other evidences of the granting of any discretionary authority by any client to the investment adviser (or copies thereof);

iii.	all written agreements (or copies thereof) entered into by the investment adviser with any client or otherwise relating to the investment adviser’s business;

iv.	a copy of each written statement and each amendment or revision thereof, given or sent to any client or prospective client of such investment adviser in accordance with the provisions of Rule 204-3 under the Advisers Act (Part 2 of Form ADV or a written document containing the information required by Part 2 of Form ADV), and a record of the dates that each written statement, and each amendment or revision thereof, was given or offered to be given, to any client or prospective client who subsequently becomes a client; and

v.	all written acknowledgments of receipt of the investment adviser’s written disclosure statement and the solicitor’s written disclosure statement received from the client prior to, or at the time of entering into any written or oral investment advisory contract and copies of the disclosure documents delivered to clients by solicitors pursuant to Rule 206(4)-3 under the Advisers Act.

d.	personal securities transaction reports:

i.	a copy of the investment adviser’s code of ethics adopted and implemented pursuant to proposed Rule 204A-1 that is in effect, or at any time within the past five years was in effect;

ii.	a record of any violation of the code of ethics, and of any action taken as a result of the violation;

iii.	a record of all written acknowledgments as required by proposed Rule 204A-l(a)(6) for each person who is currently, or within the past five years was, a supervised person of the investment adviser;

iv.	a record of each report made by an access person under the investment adviser’s code of ethics, including any broker trade confirmations or account statements received by the investment adviser in lieu of such report, all such information, whether from a report made by an access person or from information provided in lieu of a report, to be maintained electronically in an accessible computer database;

v.	a record of the names of persons who are currently, or within the past five years were, access persons of the investment adviser; and

vi.	a record of any decision, and the reasons supporting the decision, to pre-approve the acquisition of securities by access persons in an initial public offering or in a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

e.	Records relating to proxy voting:

i.	Every investment adviser subject to the recordkeeping requirements of Rule 204-2(a) that exercises voting authority with respect to client securities shall, with respect to these clients, make and retain the following:

(1)	copies of all policies and procedures required by Rule 206(4)-6;

(2)	a copy of each proxy statement (an EDGAR copy is acceptable) that the investment adviser receives regarding client securities (a third party may make and retain this, provided that the investment adviser has obtained an undertaking from the third party to provide a copy of the proxy statement promptly upon request);

(3)	a record of each vote cast by the investment adviser on behalf of a client (a third party may make and retain this, provided that the investment adviser has obtained an undertaking from the third party to provide a copy of the record promptly upon request);

(4)	a copy of any document created by the investment adviser that was material to making a decision how to vote proxies on behalf of a client or that memorializes the basis for that decision; and

(5)	a copy of each written request for information on how the investment adviser voted proxies on behalf of the client, and a copy of any written response by the investment adviser to any (written or oral) client request for information on how the investment adviser voted proxies on behalf of the requesting client.

f.	Records relating to compliance policies and procedures:

i.	copies of all policies and procedures reasonably designed to prevent violation by the investment adviser and its supervised persons of the Advisers Act and the rules thereunder in accordance with Rule 206(4)-7.

2.	The following books and records must be maintained and preserved in an easily accessible place for six years in an appropriate office of the investment adviser, from the end of the fiscal year during which the investment adviser last published or otherwise disseminated, directly or indirectly, the notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication:

a.	a copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons. (other than persons connected with such investment adviser), and if such notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication recommends the purchase or sale of a specific security and does not state the reasons for such recommendation, a memorandum of the investment adviser indicating the reasons therefore.

b.	all accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with such investment adviser), provided however, that with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits and other transactions in a client’s account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts shall be deemed to satisfy the requirements of this paragraph.

3.	Any books or records described above may be maintained in a manner such that the identity of any client to whom such investment adviser renders investment supervisory services is indicated by numerical or alphabetical code or some similar designation. A record made and kept pursuant to any provision of Sections 1 and 2 above, which contains all the information required under any other provision of Sections 1 and 2, need not be maintained in duplicate.

4.	Articles of incorporation, charters, minute books and stock certificate books of the investment adviser and of any predecessor shall be maintained in the principal office of the investment adviser and preserved until at least three years after the termination of the enterprise.

5.	The books and records described above may be maintained and preserved for the required time in the following format:

a.	on photographic film or computer storage medium if the investment adviser:

i.	arranges the records and indexes the films or computer storage medium so as to permit the immediate location of any particular record;

ii.	is ready at all times to provide, and promptly provides, any facsimile enlargement of film or computer printout or copy of the computer storage medium which the SEC by its examiners or other representatives may request;

iii.	stores separately from the original one other copy of the film or computer storage medium for the time required;

iv.	with respect to records stored on computer storage medium, maintains procedures for maintenance and preservation of, and access to, records so as to reasonably safeguard records from loss, alteration, or destruction; and

v.	with respect to records stored on photographic film, at all times has available for the SEC examination of its records pursuant to section 204 of the Advisers Act, facilities for immediate, easily readable projection of the film and for producing easily readable facsimile enlargements.

b.	on computer tape or disk or other computer storage medium records which, in the ordinary course of the adviser’s business, are created by the adviser on electronic media or are received by the adviser solely on electronic media or by electronic data transmission.

6.	Any book or other record made, kept and maintained and preserved in compliance with Rules 17a-3 and 17a-4 (records to be made by certain exchange members, brokers and dealers) under the Exchange Act, which is substantially the same as the books or other records required to be made, kept, maintained and preserved under Rule 204-2, shall be deemed to be made, kept, maintained and preserved in compliance with Rule 204-2 under the Advisers Act.

APPENDIX D

PRIVACY POLICY

FS CREDIT INCOME FUND

PRIVACY POLICY

FS Credit Income Fund (the “Fund,” “our,” “us” or “we”), are committed to protecting your privacy. This privacy notice, which is required by state and federal law, explains the privacy policies of the Fund and their affiliated companies. This notice supersedes any other privacy notice you may have received from the Fund, and its terms apply both to our current customers and to former customers as well.

How We Protect Your Personal Information

We will safeguard, according to strict standards of security and confidentiality, all information we receive about you. With regard to this information, we maintain physical, electronic, and procedural safeguards that comply with federal and state standards.

What Kind of Information We Collect

The only information we collect from you is your name, address and number of shares you hold.

How We Use this Information

This information is used only so that we can service your account, send you annual reports and other information about the Fund, and send you proxy statements or other information required by law.

Who Has Access to Personal Information

We do not share customer information with any non-affiliated third-party, except as described below.

•	Authorized Employees of FS Credit Income Advisor, LLC (the “Adviser”). It is our policy that only authorized employees of the Adviser who need to know your personal information will have access to it.

•	Service Providers. We may disclose your personal information to companies that provide services on our behalf, such as record keeping, processing your trades and mailing information to you. These companies are required to protect your information and use it solely for the purpose for which they received it.

•	Courts and Government Officials. If required by law, we may disclose your personal information in accordance with a court order or at the request of government regulators. Only that information required by law, subpoena or court order will be disclosed.

D-1

Updating Your Information

To help us keep your customer information up-to-date and accurate, please contact the Adviser, at the address below, if there is any change in your personal information.

201 Rouse Boulevard

Philadelphia, Pennsylvania 19112

ATTN: Chief Compliance Officer

D-2

APPENDIX E

RULE 17A-7 TRADING PROCEDURES

FS CREDIT INCOME FUND

RULE 17a-7 PROCEDURES GOVERNING PURCHASES AND SALES

AMONG AND BETWEEN THE FUND AND CERTAIN AFFILIATED PERSONS OF THE FUND

The Board of Trustees (the “Board”) of FS Credit Income Fund (the “Fund”), including a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund, have determined that the following procedures and policies, which will allow certain securities transactions between (i) the Fund and another registered investment company (“RIC”) or business development company (“BDC”) that is an affiliated person of the Fund (or an affiliated person of such person) and (ii) the Fund and any person that is an affiliated person of the Fund (or an affiliated person of such person) solely by reason of having a common investment adviser or investment sub-adviser (or an investment adviser or investment sub-adviser that is an affiliated person of the investment adviser or any investment sub-adviser to the Fund), common officers or common trustees or directors, are in the best interest of the Fund.

1.	Any such transaction is a purchase or sale, for no consideration other than cash payment against prompt delivery of a security for which market quotations are readily available.

2.	Transactions will be effected only in securities for which market quotations are readily available.

3.	The transaction is effected at the independent current market price of the security determined as follows:

(i)	if the security is a national market system (“NMS”) security,[1] the last sale price with respect to such security reported in the consolidated transaction reporting system (“consolidated system”) or the average of the highest current independent bid and lowest current independent offer for such security[2] if there are no reported transactions in the consolidated system that day; or

(ii)	if the security is not a reported security, and the principal market for such security is an exchange, then the last sale on such exchange or the average of the highest current independent bid and lowest current independent offer on such exchange if there are no reported transactions on such exchange that day; or

(iii)	if the security is not a reported security and is quoted in the NASDAQ System, then the average of the highest current independent bid and lowest current independent offer reported on Level 1 of NASDAQ; or

(iv)	for all other securities, the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry.

For all securities described in clauses (i) through (iii) above, the last sale price or the average of the highest current independent bid and lowest current independent offer will be determined immediately after an

[1]	As that term is defined in 17 CFR 242.600.
[2]	Reported pursuant to 17 CFR 242.602.

E-1

employee of the investment adviser or investment sub-adviser, as applicable, who is authorized to execute securities transactions on behalf of the Fund (an “Authorized Person”) has received both instructions to purchase or sell the security from a portfolio manager of the Fund and instructions to sell or purchase the same security from a portfolio manager of the fund or other account involved. Instructions must be dated and time-stamped when received by such Authorized Person.

With respect to transactions in securities described in clause (iv) above, the average of the highest current independent bid and lowest current independent offer will be determined as soon as reasonably possible after an Authorized Person has received instructions as to both the Fund and the other fund or account. Such Authorized Person (a) will contact, where possible, three market-makers or independent third parties to determine the highest current independent bid and lowest current independent offer, will document such contacts, and will cause such documentation to be retained with the records of the transaction, and the highest bid and the lowest offer received from such market-makers will be averaged, and the transaction will be effected at that price; or (b) will obtain an average price calculated by an independent pricing service used to calculate the value of securities for the purpose of calculating the Fund’s net asset value, and the transaction will be effected at the price provided by such independent pricing service, provided that such price is not an “implied price,” and such price is not overridden by a portfolio manager unless in compliance with (a) above.

4.	The transaction is consistent with the investment policies and restrictions of the Fund and any other RIC or BDC involved, as recited in the applicable registration statement and reports filed under the 1940 Act or the Securities Exchange Act of 1934, as amended.

5.	No brokerage commission, fee (except for customary transfer fees), or other remuneration is paid in connection with the transaction.

6.	The Board, including a majority of the trustees who are not interested persons of the Fund, shall review no less frequently than quarterly all such transactions occurring in the previous calendar quarter to determine whether each transaction complied with these procedures. The Board shall be advised of any transaction governed by these procedures at the meeting of the Board immediately following such transaction.

7.	The Fund shall maintain and preserve: (i) permanently in an easily accessible place a written copy of these procedures (and any modifications thereto), and (ii) for a period not less than six years from the end of the fiscal year in which a transaction occurred involving the Fund, the first two years in an easily accessible place, a written record of each such transaction setting forth a description of the security purchased or sold, the identity of the person on the other side of the transaction, the terms of the purchase or sale transaction, and the information or materials upon which the determination described in Paragraph 6 above was made.

8.	The Board, including a majority of the trustees who are not interested persons of the Fund, shall make and approve changes to these procedures, from time to time, as it deems necessary.

E-2

APPENDIX F

RULE 17A-7 TRADING FORM

Rule 17a-7 Trading Form

Name of Fund/Account involved:	(Sellers)

(Buyers)

Name of Security:

Date and Time of Transaction:

Number of shares or principal amount of bonds:

Price at which transaction was effected:

Source of the price used to effect such transaction:

Reason(s) for Rule 17a-7 transaction (s):

a. Rebalancing

b. Raise cash in selling fund

c. Compliance/diversification

d. Other

Check that all the following requirements have been met:

——	No consideration will be paid or received for any such purchase or sale other than cash payment against prompt delivery of the security;

——	The transaction is consistent with the policy of the BUYER as set forth in its Registration Statement and reports filed under the Investment Company Act of 1940, as amended, and is consistent with the procedures adopted by the BUYER pursuant to Rule 17a-7;

——	The transaction is consistent with the policy of the SELLER as set forth in its Registration Statement and reports filed under the Investment Company Act of 1940, as amended, and is consistent with the procedures adopted by the SELLER pursuant to Rule 17a-7;

——	A market price for such security is readily available;

——	The transaction will be effected at the independent current market price of the security, as defined under Rule 17a-7;

——	No brokerage fee, commission or remuneration will be paid (other than customary transfer fees); and

——	The Adviser has determined that entering into the transaction is consistent with the Adviser’s duty of best execution with respect to each participating Fund for which it acts as Adviser and the transaction is in the best interests of each such Fund.

F-1

FS CREDIT INCOME FUND

Rule 17a-7 Procedures Governing Purchases and Sales

Between the Fund and Certain Affiliated Persons

FORM OF QUARTERLY REPORT

FROM THE ADVISER TO THE BOARD OF TRUSTEES

Date of Transaction	Title of Security	Total Shares or Amount	Fund/Party Purchasing Security	Fund/Party Selling Security	Basis by Which Price was Determined

ADVISER

F-2

APPENDIX G

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

STATEMENT ON THE PROHIBITION OF INSIDER TRADING

This Statement on the Prohibition of Insider Trading applied to FS Credit Income Advisor LLC (the “Adviser”), which serves as the investment adviser to FS Credit Income Fund (the “Fund”). All capitalized terms used herein, but not otherwise defined, shall have the meanings set forth in the Adviser’s Compliance Manual.

Failure by you to recognize the importance of safeguarding information and using information appropriately is greatly detrimental both to your future and to the Adviser’s future. The information below should provide a useful guide about what constitutes insider trading and material inside information and the Adviser’s policy against insider trading. Any questions regarding this policy should be directed to the Chief Compliance Officer or his or her designee.

Summary of Adviser’s Business Activities

Adviser is a registered investment adviser under the Advisers Act and serves as the investment adviser to the Fund. The Fund is a closed-end fund registered under the 1940 Act and registered with the SEC. The Fund offers individual investors access to secured and unsecured floating and fixed rate loans, bonds and other types of credit instruments, which under normal circumstances will represent at least 80% of the Fund’s net assets (plus the amount of any borrowings for investment purposes). These securities may be issued by public or private companies.

It is not expected that, in the course of providing advisory services to the Fund and other Clients, Adviser will receive access to information that is not already in the public domain. However, certain data sources may make information available to Adviser that has not been fully disseminated in the marketplace. If this situation arises and Adviser has an opportunity to opt to receive the information, the Access Person that encounters this situation will raise the situation with his or her supervisors and our Chief Compliance Officer to decide whether to opt to receive the information or decline to receive the information. If the decision is made to receive the information, our Chief Compliance Officer will update the Restricted List as it is discussed in the Code of Ethics.

In the unlikely event that you come into possession of information that is not publicly available, either through your work with us or outside of the workplace, you will be required to adhere to the Statement on the Prohibition of Insider Trading (this “Statement”) as described in the following pages. You will also be subject to certain reporting requirements in connection with complying with Adviser’s Code of Business Conduct and Ethics, beginning with the requirement to notify our Chief Compliance Officer.

Statement of Policy

It is the policy of the Adviser that no officer, manager, director, trustee or employee (including any temporary employee or consultant) of the Fund or the Adviser who is aware of material, non-public information relating to the Adviser may, directly or through family members or other persons or entities, (a) buy or sell securities of the Adviser (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of the Fund, including family and friends.

In addition, it is the policy of the Adviser that no officer, manager, director or employee (including a temporary employee or consultant) of the Fund or the Adviser who, in the course of working for the Fund or the Adviser, learns of material, non-public information regarding a portfolio company of the Fund, may trade in that company’s securities until the information becomes public or is no longer material.1

Background

The securities laws and the rules and regulations of the self-regulatory organizations are designed to assure that the securities markets are fair and honest, that material information regarding a company is publicly available, and that a security’s price and volume are determined by the free interplay of economic forces. The anti-fraud rules of the federal securities laws prohibit, in connection with the purchase or sale of a security:

•	making an untrue statement of a material fact;

•	omitting to state a material fact necessary to make the statements made not misleading; and

•	engaging in acts, practices or courses of business which would be fraudulent or deceptive.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or “tip”) material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

Potential penalties for insider trading violations include imprisonment and can have other very serious repercussions for both the Adviser and the employee. Violators may be censured by the government or self-regulatory organizations, suspended, barred from the securities business and/or subject to civil and criminal fines. In addition, violations may result in liability under the federal securities laws, including the Insider Trading Sanctions Act of 1984 and the Insider Trading and Securities Fraud Enforcement Act of 1988. The Adviser’s actions with respect to any violations will be swift and forceful, since it is the victim of any such abuse.

[1]	The Adviser may, from time to time, receive or have the opportunity to receive information regarding a portfolio company that has not been disseminated or fully disseminated in the marketplace. If this situation arises and the Adviser has an opportunity to opt to receive the information, the officer, manager, director, trustee or employee of the Fund or the Adviser that encounters this situation will raise the situation with his or her supervisor and the Chief Compliance Officer or his or her designee to decide whether to opt to receive the information or decline to receive the information. If the Adviser received material non-public information regarding a portfolio company, the Chief Compliance Officer or his or her designee will update the Restricted List as it is discussed in the Code of Business Conduct and Ethics.

A violation of the Adviser’s or Fund’s policies and procedures regarding confidential information, disclosure and the use of confidential information may result in dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not the violation of the Fund’s policy or procedure also constituted a violation of law. Trading while in possession of or tipping on the basis of non-public information could also result in civil or criminal liability which could lead to imprisonment, fines and/or a requirement of disgorgement of any profits realized and, as a result of the violation, to an injunction prohibiting the violator from being employed in the securities industry. The Adviser may initiate or cooperate in proceedings resulting in such penalties.

Policy

In the unlikely event that you come into possession of information that it not publicly available, either through your work with the Adviser or outside of the workplace, you will be required to adhere to this Statement on the Prohibition of Insider Trading (this “Statement”) as set forth in the following pages. You will be subject to certain reporting requirements in connection with complying with the Code of Business Conduct and Ethics, beginning with the requirement to notify our Chief Compliance Officer or his or her designee.

While the law concerning insider trading is not rigid, it generally is understood to prohibit:

•	trading by an insider, while in possession of material non-public information;

•	trading by a non-insider while in possession of material non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material non-public information to others.

The elements of a claim for insider trading and the penalties for unlawful conduct are described below.

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company, as well as anyone who has access to material on-public information regarding a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, by way of example, attorneys, accountants, consultants, bank lending officers and employees of such organizations. According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on information is not a basis for liability unless the information is material. Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that should be considered material includes, but is not limited to dividend changes, earnings estimates not previously disseminated, material changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. United States 108 S. Ct. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Wall Street Journal and whether or not those reports would be favorable.

Any questions that you may have as to whether information is material must be addressed with our Chief Compliance Officer or his or her designee, before acting in any way on such information.

What is Non-public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is public. For example, information found in a report filed with the SEC, or appearing in Reuters, Bloomberg or a Dow Jones publication or in any other publication of general circulation would, generally, be considered “public” (e.g., research communicated through institutional information dissemination services such as First Call). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Bases for Liability

Described below are circumstances under which a person or entity may be deemed to have traded on inside information.

1. Fiduciary Duty Theory. In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises where there is a fiduciary relationship between the parties to the transaction. In such case, one party has a right to expect that the other party will not disclose any material non-public information and will refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

Insiders such as employees of an issuer are ordinarily considered to have a fiduciary duty to the issuer and its shareholders. In Dirks v. SEC, 463 U.S. 646 (1983), the U.S. Supreme Court stated alternative theories by which such fiduciary duties are imposed on non-insiders: (1) they can enter into a confidential relationship with the company (e.g., attorneys and accountants, etc.) (“temporary insiders”); or (2) they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider or temporary insider who has violated his or her fiduciary duty to the company’s shareholders.

In the “tippee” situation, a breach of duty occurs only if the insider or temporary insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be of a financial nature, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

2. Misappropriation Theory. Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from another person. In Carpenter v. United States, the U.S. Supreme Court found that a columnist defrauded The Wall Street Journal by communicating information prior to its publication to another person who used the information to trade in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include the following:

•	jail sentences;

•	civil injunction;

•	treble damages;

•	disgorgement of profits;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

Controlling the Flow of Sensitive Information

The following procedures have been established to assist the officers, principals, directors and employees of Adviser in controlling the flow of sensitive information so as to avoid the possibility of trading on material non-public information either on behalf of Adviser and its Clients or for themselves and to assist Adviser and its supervisory personnel in surveilling for, and otherwise preventing and detecting, insider trading. Every officer, principal, director and employee of Adviser must follow these procedures or risk serious sanctions by one or more regulatory authorities and/or Adviser, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult our Chief Compliance Officer or his or her designee.

1. Identifying Inside Information. Before trading for yourself or others in the securities of the Fund or a company about which you have what you believe to be inside information, ask yourself the following questions:

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace? To what extent, for how long, and by what means has the information been disseminated? If information is non-public, it normally may not be used in connection with effecting securities transactions; however, if you have any doubts whatsoever as to whether the information is non-public, you must ask our Chief Compliance Officer or his or her designee prior to trading on, or communicating (except in accordance with the procedures and requirements herein) such information.

•	Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

If, after consideration of the above, you believe that the information may be material and non-public, or if you have questions in that regard, you should take the following steps:

•	Report the matter immediately to our Chief Compliance Officer or his or her designee.

•	Do not purchase or sell the securities on behalf of yourself or others.

•	Do not communicate the information inside or outside of Adviser, other than to our Chief Compliance Officer or his or her designee.

•	After our Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2. Restricting Access to Material Non-Public Information. Information in your possession that you identify as material and non-public may not be communicated to anyone, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed and access to computer files containing material non-public information should be restricted. In addition, it may be necessary from time-to-time, for legitimate business reasons, to disclose material information to persons outside of the Adviser. Such persons might include commercial bankers, investment bankers or other companies with whom the Adviser may be pursuing a joint project. In such situations, material non-public information should not be conveyed until an express understanding, typically in the form of a nondisclosure agreement (“NDA”), has been reached that such information may not be used for trading purposes and may not be further disclosed other than for legitimate business reasons. Please contact our Chief Compliance Officer or his or her designee before disclosing any material non-public information regarding the Company to a third party or entering into an NDA.

3. Leak of Material Information. If anyone becomes aware of a leak of material information, whether inadvertent or otherwise, he or she should report such leak immediately to our Chief Compliance Officer or his or her designee. Any insider who “leaks” inside information to a “tippee” may be equally liable with the tippee to third parties for any profit of the tippee.

4. Personal Security Trading. All officers, principals and employees must trade in accordance with the provisions of the Adviser’s Code of Business Conduct and Ethics, as well as this Statement in order to assist Adviser with monitoring for violations of the law.

5. Restricted List. As defined in the Adviser’s Code of Business Conduct and Ethics, Adviser’s Chief Compliance Officer will maintain a Restricted List. The Restricted List is inclusive of all restricted securities relating to the Adviser and the Fund and any other investment vehicles sponsored by Franklin Square Holdings, L.P. (“Holdings”) and may include securities in which Holdings is invested or otherwise considering. Disclosure outside of Adviser as to what issuers and/or securities are on the Restricted List could therefore constitute tipping and is strictly prohibited.

6. Supervision/Investigation. Should our Chief Compliance Officer learn, through regular review of personal trading documents, or from any other source, that a violation of this Statement is suspected, our Chief Compliance Officer shall alert the Chief Executive Officer of Adviser. Together these parties will determine who should conduct further investigation, if they determine one is necessary.

Policy and Procedures for Trading in Fund Securities

1. Window Period. All directors, trustees, managers, officers and employees (including temporary employees and consultants) of the Fund, the Adviser and their respective immediate family members (collectively, the “Covered Personnel”) may purchase or sell securities of the Fund only during a designated “window period.” In general, the “window period” begins at the opening of trading on the second business day following the date on which the Fund publicly releases quarterly or annual financial results designated by the Fund’s Chief Compliance Officer or Chief Financial Officer, working together with the Adviser’s legal department, as sufficient to open the window period, and extends for thirty (30) calendar days thereafter, provided that the window period in the first quarter of any fiscal year will end not later than the fifteenth (15th) calendar day prior to the end of the first quarter. As a result, it is possible that the window period in the first fiscal quarter may, at times, be shorter than (30) thirty calendar days or not open at all. Should the end of the “window period” fall on a weekend, such window will be extended through the close of business on the following business day. Significantly, however, even during a “window period,” Covered Personnel may not engage in transactions involving securities of the Fund if he or she is in possession of material non-public information on the trade date. Furthermore, the Fund may alter the “window period” due to particular events or other circumstances (e.g. maintain an event-driven “blackout period” during which trading by Covered Personnel cannot take place).

2. Clearance of Transactions. Notwithstanding any window period, the Fund requires that all purchases and sales of the Fund’s securities by all Covered Personnel be cleared by our Chief Compliance Officer, or his or her designee, prior to placing any order related to such transactions (other than purchases and sales of securities under an Approved 10b5-1 Plan (as defined below)). If you wish to seek clearance to purchase or sell securities of the Fund, please submit your pre-clearance request by using the Fund’s online compliance portal that can be accessed via “FSInside”, the intranet website provided and maintained by Holdings, the Fund’s sponsor. If you do not have access to the online compliance portal, you may email our Chief Compliance Officer, or his or her designee. In either case the pre-clearance request should include your name, the name of any immediate family member seeking to buy or sell securities of the Fund (if applicable), contact information, the number of securities of the Fund you (or such immediate family member) wish to buy or sell and the proposed date on which you (or such immediate family member) would like to complete the sale or purchase. Our Chief Compliance Officer, or his or her designee, will review your request and respond as soon as possible.

3. Avoidance of Speculative Transactions. Certain types of transactions as well as the timing of trading may raise an inference of the improper use of inside information. In order to avoid even the appearance of impropriety, the Fund discourages trades by Covered Personnel that are of a short-term, speculative nature rather than for investment purposes. Accordingly, Covered Personnel are prohibited from engaging in the following transactions in the Fund’s securities, unless advance approval is obtained from our Chief Compliance Officer or his or her designee:

(i) Short-term trading. Covered Personnel who purchase the Fund’s securities may not sell any Fund securities of the same class for at least six (6) months after the purchase;

(ii) Short sales. Covered Personnel may not sell the Fund’s securities short;

(iii) Options trading. Covered Personnel may not buy or sell puts or calls or other derivative securities on the Fund’s securities;

(iv) Trading on margin. Covered Personnel may not hold Fund securities in a margin account or pledge the Fund’s securities as collateral for a loan; and

(v) Hedging. Covered Personnel may not enter into hedging or monetization transactions or similar arrangements with respect to the Fund’s securities.

4. Rule 10b5-1 Plans. Covered Personnel may implement a so-called Rule 10b5-1 plan, which generally is a written plan for trading securities that is designed in accordance with Rule 10b5-1(c) under the Exchange Act. A Rule 10b5-1 plan that is established in good faith at a time when a person is unaware of material non-public information provides such person with an affirmative defense against accusations of insider trading when such person executes pre-planned trades. Covered Personnel are required to consult with and receive the approval of our Chief Compliance Officer, or his or her designee, prior to entry into a Rule 10b5-1 plan with respect to the purchase or sale of securities of the Fund.

Accordingly, notwithstanding paragraph 2 above, Covered Personnel may purchase or sell securities of the Fund outside a designated “window period” if such transactions are made pursuant to a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved at least fifteen (15) days in advance of any trades thereunder by our Chief Compliance Officer or his or her designee (or, if revised or amended, such revisions or amendments have been reviewed and approved by our Chief Compliance Officer or his or her designee at least fifteen (15) days in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Personnel at a time when the Covered Personnel was not in possession of material non-public information regarding the Fund; and

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Personnel, so long as such third party does not possess any material non-public information about the Fund; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

APPENDIX H

VALUATION POLICY

FS CREDIT INCOME FUND

VALUATION POLICY

ADOPTED: SEPTEMBER 2017

The following represents FS Credit Income Fund’s (the “Fund”) policy for valuing its investment portfolio as a whole. This narrative is supplemented by and subject to the specific guidance provided by Section 2(a)(41) of the Investment Company Act of 1940, as amended (the “1940 Act”), Securities and Exchange Commission (“SEC”) regulations and interpretive positions, Accounting Series Releases 113 and 118, Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, issued by the Financial Accounting Standards Board (“ASC Topic 820”), and the American Institute of Certified Public Accountants’ Audit and Accounting Guide for Investment Companies.

Valuation of Portfolio Investments

The Fund expects that its portfolio primarily will consist of securities listed or traded on a recognized securities exchange or automated quotation system (“Exchange-Traded Securities”) or securities traded on a privately negotiated over-the-counter secondary market for institutional investors for which indicative dealer quotes are available (“OTC Securities”).

Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market value for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value as determined in good faith by the board of directors.

ASC Topic 820 clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, which includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Fund’s board of trustees (the “Board”) is responsible for the valuation of the Fund’s portfolio investments at fair value as determined in good faith pursuant to this valuation policy and consistently applied valuation process. The Board has delegated day-to-day responsibility for implementing the portfolio valuation process set forth in this valuation policy to management, which is comprised of officers and employees of the Fund’s investment adviser, FS Credit Income Advisor, LLC (the “Adviser”), and has authorized the Adviser to utilize the independent third-party pricing services (each, a “Pricing Service”) and independent third-party valuation services (each, a “Valuation Service”) that have been approved by the Board and are identified on Exhibit A hereto. The Board has established an audit committee of the Board whose duties and responsibilities also include those typically performed by a valuation committee (the “Audit/Valuation Committee”) that is responsible for overseeing the Adviser’s implementation of the valuation process set forth in this valuation policy. The responsibilities of the Audit/Valuation Committee are set forth more fully in the Audit Committee’s charter.

Portfolio Valuation Process

The Fund will determine the net asset value of its common shares (“NAV”) on each day that the New York Stock Exchange is open for business as of the close of the regular trading session on the New York Stock Exchange. The Fund will calculate NAV by subtracting liabilities (including accrued expenses and distributions) from the total assets of the Fund (the value of securities, plus cash or other assets, including interest and distributions accrued but not yet received) and dividing the result by the total number of outstanding common shares. The Fund’s assets and liabilities will be valued in accordance with the principles set forth herein.

For purposes of calculating NAV, the Fund will use the following valuation methods:

•	The market value of each Exchange-Traded Security (Level 1 investments) will be the last reported sale price at the relevant valuation date on the composite tape or on the principal exchange on which such security is traded.

•	If no sale is reported for an Exchange-Traded Security on the valuation date or if a security is an OTC Security (Level 2 investments), the Fund intends to value such investments using quotations obtained from a Pricing Service, which will provide prevailing bid and ask prices that are screened for validity by the Pricing Service from dealers on the valuation date. For investments for which a Pricing Service is unable to obtain quoted prices, the Fund intends to obtain bid and ask prices directly from dealers who make a market in such securities.

•	To the extent that the Fund holds investments for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained (Level 3 investments), the Fund intends to value such investments at fair value as determined in good faith by the Adviser, under supervision of the Board, in accordance with this valuation policy. In making such determination, it is expected that the Adviser, under supervision of the Board, may rely upon valuations obtained from a Valuation Service. With respect to these investments for which market quotations are not readily available, the Fund will undertake a multi-step fair valuation process, as described below:

•	weekly and as of each quarter end, the Adviser’s management team will review and document preliminary valuations for each investment to be fair valued, which valuations may be obtained from a Valuation Service, if applicable;

•	quarterly, the Adviser’s management team will provide the Audit/Valuation Committee with preliminary, quarter-end valuations for each investment to be fair valued;

•	the preliminary valuations will then be presented to and discussed with the Audit/Valuation Committee; the Audit/Valuation Committee will review the preliminary valuations and the Adviser’s management team, together with the Valuation Service, if applicable, will respond to and supplement the preliminary valuations to reflect any comments provided by the Audit/Valuation Committee;

•	the Audit/Valuation Committee will also be provided with the weekly valuations of each investment that had been fair valued throughout the most recently completed quarter;

•	following its review, the Audit/Valuation Committee will approve the fair valuation of the Fund’s applicable investments and will recommend that the Board similarly approve the fair valuation of the Fund’s applicable investments; and

•	the Board will discuss the valuation of the Fund’s applicable investments and will determine the fair value of each such investment in the portfolio in good faith based on various statistical and other factors, including the input and recommendation of the Adviser, the Audit/Valuation Committee and the Valuation Service, if applicable.

The Fund will periodically benchmark the bid and ask prices received from Pricing Services and/or dealers, as applicable, and valuations received from Valuation Services against the actual prices at which the Fund sells its investments.

Fair Valuation Factors

Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to the Fund’s financial statements will refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on the Fund’s financial statements. In making its determination of fair value, the Adviser, under supervision of the Board, may use any approved Pricing Service or Valuation Service; provided that the Adviser, under supervision of the Board, shall not be required to determine fair value in accordance with the valuation provided by any single source, and the Adviser, under supervision of the Board, shall retain the discretion to use any relevant data, including information obtained from the Adviser, any investment sub-adviser or any approved Pricing Service or Valuation Service that Adviser, under supervision of the Board, deems to be reliable in determining fair value under the circumstances.

Below is a description of factors that the Adviser, the Valuation Services and the Board may consider when determining the fair value of the Fund’s investments.

Valuation of fixed income investments, such as loans and debt securities, depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, call features, put features and other relevant terms of the debt. For investments without readily available market prices, the Fund may incorporate these factors into discounted cash flow models to arrive at fair value. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the borrower in relation to the face amount of its outstanding debt and the quality of collateral securing the borrower’s debt.

For convertible debt securities, fair value will generally approximate the fair value of the debt plus the fair value of an option to purchase the underlying security (i.e., the security into which the debt may convert) at the conversion price. To value such an option, a standard option pricing model may be used.

If applicable, the Fund’s equity interests in companies for which no active secondary market exists and, therefore, no bid and ask prices can be readily obtained, will be valued at fair value. The Adviser, under supervision of the Board, in its determination of fair value, may consider various factors, including, but not limited to, multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”), cash flows, net income, revenues or, in limited instances, book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a company or the Fund’s actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or an acquisition, recapitalization, restructuring or other related items.

The Adviser and the Valuation Services, under supervision of the Board, may also consider private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the companies, the acquisition price of such investment or industry practices in determining fair value. The Adviser and the Valuation Services, under supervision of the Board, may also consider the size and scope of a company and its specific strengths and weaknesses, and may apply discounts or premiums, where and as appropriate, due to the higher (or lower) financial risk and/or the size of the companies relative to comparable firms, as well as such other factors as the Adviser and any Valuation Service, if applicable, under supervision of the Board, may consider relevant in assessing fair value.

When the Fund receives warrants or other equity securities at nominal or no additional cost in connection with an investment in a debt security, the cost basis in the investment will be allocated between the debt securities and any such warrants or other equity securities received at the time of origination. The Board will subsequently value the warrants or other equity securities received at fair value.

Securities that carry certain restrictions on sale typically will be valued at a discount from the public market value of the security, where applicable.

If events materially affecting the price of foreign portfolio securities occur between the time when their price was last determined on such foreign securities exchange or market and the time when the Fund’s NAV was last calculated (e.g., movements in certain U.S. securities indices which demonstrate strong correlation to movements in certain foreign securities markets), such securities may be valued at their fair value as determined in good faith by the Board. For purposes of calculating NAV, all assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars at prevailing exchange rates as may be determined in good faith by the Adviser and any Valuation Service, if applicable, under supervision of the Board.

Swaps typically will be valued using valuations provided by Pricing Services. Such valuations generally will be based on the present value of fixed and projected floating rate cash flows over the term of the swap contract and, in the case of credit default swaps, generally will be based on credit spread quotations obtained from broker-dealers and expected default recovery rates determined by the Pricing Service using proprietary models. Future cash flows will be discounted to their present value using swap rates provided by electronic data services or by broker-dealers.

Periodic Review

The Board will, no less frequently than annually, review and, if necessary, amend this valuation policy to ensure its continued appropriateness and consistency with applicable SEC and accounting guidance. The Board will also periodically receive presentations from and review the pricing and valuation methodologies employed by the Pricing Services and Valuation Services.

The Fund’s Chief Compliance Officer will review, no less frequently than annually, the adequacy of this valuation policy and the effectiveness of its implementation by the Adviser.

Exhibit A

Pricing and Valuation Services

Summary of Pricing Services by Security Type:

Security Type	Primary Source(1)	Secondary Source(2)	Tertiary Source(3)

Listed Equities	Thomson Reuters	ICE Data Services	Bloomberg BVAL

Over-the-counter Equities	Thomson Reuters	ICE Data Services	Bloomberg BVAL

Domestic Bonds (Governments, Agencies, Structured Credit (4), Corporates)	IHS Markit	Thomson Reuters	ICE Data Services

Bank Loans, Collateralized Debt Obligations (CDO/CLO)	IHS Markit	Thomson Reuters	ICE Data Services

Convertible Preferred Securities / Convertible Bonds	IHS Markit	Thomson Reuters	ICE Data Services

Zero Coupon Bonds	IHS Markit	Thomson Reuters	ICE Data Services

Money Market Securities	Thomson Reuters	ICE Data Services	Bloomberg BVAL

International Bonds	IHS Markit	Thomson Reuters	ICE Data Services

Municipal Bonds	IHS Markit	Thomson Reuters	ICE Data Services

Listed Derivatives (futures/options)	Thomson Reuters	ICE Data Services	Bloomberg BVAL

OTC Options	Thomson Reuters	ICE Data Services	Bloomberg BVAL

OTC TRS	JPM Pricing Direct	IHS Markit	Thomson Reuters

OTC CDS	IHS Markit	JPM Pricing Direct	Thomson Reuters

OTC IRS	IHS Markit	JPM Pricing Direct	Thomson Reuters

Equity linked securities	Thomson Reuters	IHS Markit	JPM Pricing Direct

Exchange Rates	WM/Reuters	ICE Data Services	Bloomberg BVAL

Forward Points	WM/Reuters	ICE Data Services	Bloomberg BVAL

Taxable Swap Contracts and Swaptions	Thomson Reuters	IHS Markit	JPM Pricing Direct

Tax Exempt Swap Contracts	Thomson Reuters	IHS Markit	JPM Pricing Direct

(1)	If the primary pricing vendor is not able to provide a price for a particular security, then the secondary source shall be used
(2)	If neither the primary nor secondary pricing vendor is able to provide a price for a particular security, then the tertiary source shall be used.

(3)	If neither the primary, secondary or tertiary pricing vendor/source is able to provide a price for a particular security, a Fair Value Committee meeting shall be convened to approve fair valuing the security using an alternate independent pricing vendor until such time as the primary or secondary vendor begins pricing the security or a new primary vendor can be adopted by the Board.
(4)	Structured Credit typically includes the following security types: Commercial Mortgage Backed Securities, Residential Mortgage Backed Securities, Collateralized Mortgage Obligations and Asset Backed Securities.

Valuation Services (for valuing certain illiquid investments):

•	Valuation Research Corporation